QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 8

Execution Copy

PRIMESOURCE HEALTHCARE, INC.

VOTING AGREEMENT

        This Voting Agreement (the "Agreement") is made as of the 6th day of August, 2002, by and among the holders of Series G Preferred Stock of Primesource Healthcare, Inc., a Massachussets corporation (the "Company") listed on Exhibit A to this Agreement (the "Series G Holders"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Company's Series G Preferred Stock Certificate of Vote (the "Certificate of Vote").

AGREEMENT

        The parties agree as follows:

        1.    Election of Directors.

          1.1    Board Representation.    With respect to the election of Series G Directors by the holders of the Series G Preferred Stock as set forth in Sections (9)(b) and 9(c) of the Certificate of Vote at each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company are to be elected, or whenever members of the Board of Directors are to be elected by written consent, the Series G Holders agree to vote or act with respect to all shares of Series G Preferred Stock of the Company registered in their respective names and beneficially owned by them so as to elect as Series G Directors individuals designated by GE Capital Equity Investments, Inc. ("GE"). The initial Series G Directors shall be Robert O'Donnell and another person to be nominated by GE subsequent to the date hereof.

          1.2    Appointment of Directors.    In the event of the resignation, death, removal or disqualification of a Series G Director, GE shall have the right to designate a replacement director. Each Series G Holder promptly shall vote its shares of Series G Preferred Stock of the Company to elect such designee to the Board of Directors.

          1.3    Removal.    The Series G Holders, subject to the prior written consent of GE, may remove any Series G Director at any time and from time to time, with or without cause (subject to the Certificate of Vote, the Bylaws of the Company as in effect from time to time and any requirements of law), in their sole discretion.

        2.    Increase in Authorized Common Stock.

          Each Series G Holder agrees to vote its shares of Series G Preferred Stock, and all other shares of Capital Stock of the Company beneficially owned by it, in favor of an increase in the Company's authorized Common Stock to a number equal to at least Sixty Million (68,000,000), whether such vote takes place at the next annual shareholders meeting of the Company, a special meeting of the Company, or by written consent of the shareholders of the Company.

        3.    Drag Along Provisions.

          3.1    Generally.    In the event that GE approves an Acquisition or a sale of at least 50% of its shares of Capital Stock of the Company (determined on a fully-diluted basis) (such event, an "Exit Sale"), GE may elect to require all other holders of Series G Shares (the "Bring Along Shareholders") to vote to approve such Acquisition and sell all of the shares of Capital Stock of the Company beneficially owned by each of them concurrently with such Exit Sale to the purchaser upon the same terms and conditions of the Exit Sale, subject to the conditions set forth below.

          3.2    Definition of "Acquisition."

          "Acquisition" shall mean the following: (a) any Person or group or related Persons for purposes of Section 13(d) of the Exchange Act (other than General Electric Company and its Affiliates) shall become the Beneficial Owner, directly or indirectly, beneficially or of record, of shares of Capital Stock of the Company representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; (b) the consummation of a merger, consolidation, reorganization, or recapitalization of the Company or to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such transaction own, immediately following such transaction, less than 50% of the combined voting power of the surviving Person; or (c) the sale, lease, license or other transfer of a substantial portion of the assets of the Company; in each of cases (a) through (c) (inclusive) above, in a single transaction or series of transactions; provided, however, any mortgage, deed of trust, pledge or other encumbrance or hypothecation of the Company's or any of its subsidiaries' assets for the purpose of securing any contract or obligation shall not be deemed to be included in this definition. For purposes of this definition, 75% or more of the assets of the Company, determined by fair market value, shall be deemed to be a "substantial portion" of the assets of the Company.

          3.3    Procedures.

            (a)  The rights set forth in this Section 3 shall be exercised by GE giving written notice (the "Bring Along Notice") to each Bring Along Shareholder setting forth in summary form the terms of the proposed Exit Sale and the proposed closing date of the Exit Sale, which proposed date shall be the later of (i) a business day not less than ten (10) days after such Bring Along Notice is delivered to the Bring Along Shareholders or (ii) the fifth business day following the receipt of all regulatory or third party consents and approvals, if any, applicable to such sale.

            (b)  Each Bring Along Shareholder will (i) take all such actions, including, without limitation, voting all of its shares of Capital Stock (including without limitation any Series G Shares) in favor of such proposed Exit Sale (by vote or written consent, as provided by applicable law) and waiving any appraisal, dissenter or similar rights under applicable law, as may be requested by GE to carry out the purposes of this Section 3, and (ii) execute all documents relating to such proposed Exit Sale containing such terms and conditions consistent with the conditions set forth below.

            (c)  The obligations of each Bring Along Shareholder pursuant to this Section 3 are subject to the satisfaction of each of the following conditions:

              (1)  Upon the consummation of an Exit Sale, all of the holders of Common Stock and Preferred Stock, respectively, shall receive the same form and amount of consideration per common equivalent share, taking into account any liquidation preferences to which the holders of Preferred Stock are entitled, and if any holders are given an option as to the form and amount of consideration to be received, all such holders shall be given the same option.

              (2)  No Bring Along Shareholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Exit Sale (excluding modest expenditures for postage, copies, etc.), and no Bring Along Shareholder shall be obligated to pay any expenses incurred in connection with a consummated Exit Sale, except indirectly to the extent that such costs are incurred for the benefit of all shareholders and are paid by the Company or the acquiring party. Costs incurred by or on behalf of a Bring Along Shareholder for his, her or its sole benefit will not be considered costs of the transaction hereunder.

        5.    Additional Representations and Covenants.

          5.1    No Revocation.    The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

          5.2    Legends.    Each certificate representing shares of the Company's capital stock held by the Series G Holders or any assignee of the Series G Holders shall bear the following legend:

          "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT."

        6.    Miscellaneous.

          6.1    Successors and Assigns.    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          6.2    Amendments and Waivers.    Any term hereof may be amended or waived only with the written consent of the holders of at least a majority (greater than 50%) of the Series G Preferred Stock and GE. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the holders of Series G Preferred Stock and each of their respective successors and assigns.

          6.3    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number as set forth on the signature page or on Exhibits A and B hereto, or as subsequently modified by written notice.

          6.4    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

          6.5    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

          6.6    Equitable Remedies.    Each of the Series G Holders acknowledges and agrees that any breach by any of them of this Agreement may cause the other Series G. Holders irreparable harm which may not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by any of the Series G. Holders of any provision of this Agreement, the other Series G. Holders shall each be entitled, without posting any bond or other security, to the remedies of specific performance, temporary, preliminary and permanent injunctive relief and other equitable remedies, including the right to compel the breaching Series G. Holders to vote their shares of capital stock in accordance with the provisions of this Agreement, in addition to such other rights and remedies as may be available to such other Series G. Holders for any such breach or threatened breach, including but not limited to the recovery of money damages

          6.7    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          6.8    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Page Follows]

        The parties have executed this Voting Agreement as of the date first written above.

SERIES G HOLDERS:	GE CAPITAL EQUITY INVESTMENTS, INC.

	By:	/s/ MICHAEL S. FISHER
	Name:	Michael S. Fisher
	Title:	Managing Director
	Address:	120 Long Ridge Road Stamford, Connecticut 06927

COLEMAN SWENSON HOFFMAN BOOTH IV L.P.

	By:	Its General Partner, CSHB VENTURES IV L.P.

	By:	/s/ LARRY H. COLEMAN
	Name:	Larry H. Coleman
	Title:	Its General Partner
	Address:	237 Second Avenue South Franklin, Tennessee 37064-2649

SIGNATURE PAGE TO VOTING AGREEMENT

WEBBMONT HOLDINGS, L.P.

/s/ ROBERT W. FISHER
Name:	Robert W. Fisher
Title:	Authorized Signatory
1355 Peachtree Street Suite 1100 Atlanta, Georgia 30309

/s/ WILLIAM H. LOMICKA William H. Lomicka
7406 North Secret Canyon Drive Tucson, AZ 85718

INVESTORS EQUITY, INC.

/s/ ROBERT W. FISHER
Name:	Robert W. Fisher
Title:	President
1355 Peachtree Street, Suite 1100 Atlanta, Georgia 30309

SIGNATURE PAGE TO VOTING AGREEMENT

ACKNOWLEDGED BY THE COMPANY:

PRIMESOURCE HEALTHCARE, INC.

	By:	/s/ BRADFORD C. WALKER
	Name:	Bradford C. Walker
	Title:	President

SIGNATURE PAGE TO VOTING AGREEMENT

EXHIBIT A

SERIES G HOLDERS

GE Capital Equity Investments, Inc.

Coleman Swenson Hoffman Booth IV L.P.

Webbmont Holdings, L.P.

Investors Equity, Inc.

William H. Lomicka

QuickLinks

  EXHIBIT 8
VOTING AGREEMENT